Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), by and between Accelerant Holdings, a Cayman Islands exempted company incorporated with limited liability (the “Company”), and Linda S. Huber (“You” or “Your”) (each, a “Party” and collectively, the “Parties”), is entered into as of the 18th day of March, 2026 and effective as of the date this Agreement is approved by the Board of Directors of the Company, which shall be on or about 18 March 2026 (the “Effective Date”). The terms of this Agreement shall be applicable to all conditions occurring after the Effective Date.

WHEREAS, the Parties desire to enter into this Agreement to express the terms and conditions of Your employment with the Company or any of the Company’s affiliates as described herein; and

WHEREAS, as a condition to and as consideration for the Company’s entry into this Agreement, including the enhanced severance benefits provided hereunder, You desire and agree to enter into the Restrictive Covenant Agreement as of the Effective Date.

NOW, THEREFORE, in consideration of the mutual agreements in this Agreement, the Parties agree as follows:

1. At-Will Employment. Your employment with the Company shall be and remain at all times an at-will relationship. This means that at either Your option or the Company’s option Your employment may be terminated at any time, with or without Cause, without advance notice in the case of a termination for Cause (but subject to any cure rights set forth in the definition thereof), and upon 30 days’ advance notice in the case of all other terminations. The period from the Effective Date through the date of the termination of Your employment hereunder is referred to herein as the “Term.”

2. Positions and Authority. During the Term you will be employed by the Company in the position of the Company’s Chief Financial Officer, with You assuming this title after the close of business on the 31st of March 2026. You shall perform such duties and services, and have the responsibilities and authority, appropriate to your position with the Company as the Parties may mutually agree upon from time to time, which duties, services, responsibilities and authority shall be at least commensurate with the duties, services, responsibilities and authorities of persons in similar capacities in similarly sized companies. You shall report directly to the Company’s Chief Executive Officer during the Term. You agree to serve in the position referred to in this Section 2 and to perform diligently and to the best of Your abilities the duties and services pertaining to such position as set forth in the memorandum, articles of association and other broad-based written policies of the Company that are made available to You, as well as such additional duties and services appropriate to such positions that the Parties may mutually agree upon from time to time in accordance with this Section 2. During the Term, You shall work remotely consistent with Company policy, subject to business travel as reasonably necessary in the performance of Your duties for the Company, and the Company specifically gives its permission for You to act on behalf of the Company in carrying out Your duties hereunder while you are working remotely.

During the Term, You shall devote substantially all of Your business time and efforts to the business and affairs of the Company and the Company’s subsidiaries, provided that You shall be entitled to serve on civic, charitable, educational, religious, public interest or public service boards, to participate in charitable, civic, educational, professional, community or industry affairs and to manage Your personal and family investments, in each case, to the extent such activities do not materially interfere with the performance of Your duties and responsibilities hereunder. You shall not become a director of any for-profit entity without first receiving the approval of the Nominating and Corporate Governance Committee of the Board (which approval shall not be unreasonably withheld or delayed). The Company acknowledges and expressly approves the directorships and memberships You currently hold as set forth on Exhibit A hereto.

3. Compensation and Benefits.

(a) Base Compensation. As base compensation (as in effect from time to time, “Base Compensation”) for Your performance of Your duties hereunder, the Company shall pay to You a base salary of $650,000 per year in cash, payable in accordance with the normal payroll practices of the Company (but no less than monthly). Your Base Compensation may be increased, but not decreased, based upon review by the Compensation Committee of the Board (the “Compensation Committee”) in good faith, based upon the Company’s and Your performance, and the Company’s pay philosophy.

(b) Annual Incentive Compensation/Dividends. During the Term, You shall be eligible to participate in the annual bonus programs maintained for senior executive officers of the Company (collectively, the “Annual Incentive Program”), with a target annual bonus opportunity equal to $1,053,000 (the “Target Bonus”); provided, however, such target bonus shall be guaranteed in respect of calendar year 2026 subject only to Your continued service through the applicable payment date in 2027 (except as otherwise provided in Section 4), and shall not be subject to performance-based adjustment. The actual amount of the annual bonus earned by and payable or allocable to You for any year or portion of a year, as applicable, shall be determined upon the satisfaction of goals and objectives established by the Compensation Committee after consulting with you, and shall be subject to such other terms and conditions of the Annual Incentive Program as in effect from time to time. Your Target Bonus may be higher if the Board or Compensation Committee decides to pay bonuses to executive officers of the Company above target. Each bonus awarded under the Annual Incentive Program shall be delivered to You as soon as possible but no later than two and a half months following the calendar year in which the bonus is earned and determined by the Compensation Committee. Except as provided in Section 4, Your right to a bonus under the Annual Incentive Program is subject to Your continued service with the Company through the applicable payment date of the bonus, except as set forth in Section 4.

(c) Equity Incentive Program. In addition, during the Term, You shall be eligible to participate in the equity incentive program maintained for senior executive officers of the Company and its subsidiaries (the “Equity Incentive Program”), with an Equity Incentive Program target opportunity and equity vehicles determined by the Compensation Committee for each year of participation thereunder. In connection with Your commencement of employment, and subject to approval by the Compensation Committee, You shall receive a guaranteed equity award with an aggregate grant date value of $2,500,000, to be granted in March 2026, which award shall be consisting of restricted stock units (“RSUs”), subject to approval by the Compensation Committee. Such award shall be subject to the terms and conditions of the applicable equity plan and award agreements, including applicable vesting schedules.. Beginning with calendar year 2027, Your annual target equity opportunity shall be $2,000,000 in grant date value, with 50% of such target opportunity delivered in RSUs and 50% delivered in PSUs, subject to approval by the Compensation Committee and the terms of the applicable equity plan and award agreements.

(d) Employee Benefits and Perquisites. During the Term, (i) You shall be entitled to receive all benefits and perquisites of employment generally available to other members of the Company’s senior executive management, subject to Your satisfaction of the eligibility or participation criteria therefor, and (ii) the Company reserves the right to modify or terminate the broad-based employee benefits and perquisites at its discretion in accordance with the terms of such plans.

(e) Business Expenses. Subject to Section 22, You shall be reimbursed for reasonable travel and other expenses incurred in the performance of Your duties on behalf of the Company in a manner consistent with their written policies that have been provided to You regarding such reimbursements, as may be in effect from time to time.

(f) Legal Expenses. Upon presentation of substantiating documentation, the Company will pay or reimburse Your legal fees incurred in connection with the negotiation and drafting of this Agreement and ancillary documents related hereto up to a maximum of $50,000, which will be paid or reimbursed to You within 30 days following the Effective Date.

4. Compensation Upon Termination. Subject to the terms and conditions of this Agreement:

(a) Death. If Your employment with the Company or any of the Company’s affiliates is terminated as a result of Your death, the Company shall pay Your estate, or as may be directed by the legal representatives of Your estate, (i) Your Base Compensation due through the date of termination, any unreimbursed business expenses though the date of termination pursuant to Section 3(e) hereof, payment in lieu of any paid time off accrued but unused through the termination date and any accrued or vested benefits under the plans of the Company or any of the Company’s affiliates as of the termination date (the “Accrued Rights”), and (ii) Your annual bonus for the year prior to the year of termination, if not yet paid (for the 2026 bonus, the amount of $1,053,000), and a pro rata portion of Your annual bonus for the fiscal year of termination, with such bonus based on actual performance results for the fiscal year of termination and pro-rated for the portion of the year during which You were employed by the Company, and such applicable bonus payable at the same time such applicable bonuses are paid to executive officers of the Company (but in any event no later than two and a half months following the calendar year in which the bonus is earned).

(b) Disability. If Your employment with the Company or any of the Company’s affiliates is terminated by the Company or any such affiliate as a result of You being substantially unable to perform the essential functions of Your then-current position with the Company or any such affiliate by reason of illness, physical or mental disability or other similar incapacity, which inability shall continue for three (3) consecutive months after the Company or any such affiliate has provided reasonable accommodation for such disability or similar incapacity (provided that until such termination, You shall continue to receive Your then-current compensation and benefits, reduced by any benefits payable to You under any disability insurance policy or disability benefit plan applicable to You that is maintained for your benefit by the Company), the Company shall pay You (i) Your Accrued Rights, and (ii) Your annual bonus for the year prior to the year of termination, if not yet paid (for the 2026 bonus, the amount of $1,053,000) and a pro rata portion of Your annual bonus for the fiscal year of termination as determined by the Compensation Committee, with such bonus based on actual performance results for the fiscal year of termination and pro-rated for the portion of the year during which You were employed by the Company, and with such applicable bonus payable at the same time such applicable bonuses are paid to executive officers of the Company (but in any event no later than two and a half months following the fiscal year in which the bonus is earned); provided, that payments so made to You with respect to any period that You are substantially unable to perform the essential functions of Your then-current position with the Company or any of the Company’s affiliates by reason of illness, physical or mental illness or other similar incapacity shall be reduced by the sum of the amounts, if any, payable to You by reason of such disability, at or prior to the time of any such payment, under any disability insurance policy or disability benefit plan applicable to You that is maintained for your benefit by the Company, and which amounts have not previously been applied to reduce any such payment.

(c) Termination by the Company for Cause or by You without Good Reason. If the Company or any of the Company’s affiliates terminates Your employment for Cause or You terminate Your employment without Good Reason, the Company shall pay You Your Accrued Rights.

(d) Termination by the Company without Cause or by You with Good Reason. If (x) the Company or any of the Company’s affiliates terminates Your employment without Cause, or (y) You terminate Your employment for Good Reason, then the Company shall:

(A) pay You (i) Your Accrued Rights, and (ii) an aggregate amount equal to two (2) times Your then-current annual Base Compensation, plus Your target annual cash bonus for the fiscal year of termination (provided, that if Your termination occurs prior to the date on which target annual bonuses are determined for the fiscal year of termination, Your target annual bonus shall be based on the target annual bonus established for the fiscal year preceding the fiscal year of termination), with such amount paid in substantially equal installments as of the last day of each month during the twelve (12) month period commencing on Your date of termination, with the first installment paid within sixty (60) days following Your termination of employment and such first installment including such amounts as would have otherwise been paid during the period beginning on the date of Your termination of employment and ending on such payment date; provided, however, that if the conditions of Section 5 have not been met upon the date(s) that any payment is or payments are due pursuant to clauses (ii) under this Section 4(d)(A), such payment(s) will not be made upon the date specified above, and such withheld payment(s) will instead be made, subject to Section 22, on the first payroll date following the effective date of the Separation & Release Agreement (as defined below);

(B) reimburse You, on a monthly basis, for any COBRA premiums You pay for You and any of Your dependents through the eighteen (18)-month anniversary of the termination date (the “COBRA Continuation Period”), if and to the extent You and/or Your eligible dependents are entitled to and elect COBRA continuation coverage under the Company’s major medical group plan in which You and/or Your dependents participated immediately prior to the date of termination, provided, however, that (i) notwithstanding anything in this subsection to the contrary, all other terms and provisions of the Company major medical group plan governing Your rights and Your dependent’s rights under COBRA shall apply, (ii) payments pursuant to this Section 4(d)(B) shall cease earlier than the expiration of the COBRA Continuation Period if You become eligible to receive substantially comparable health benefits pursuant to a plan maintained by a subsequent employer during such period, and You shall promptly notify the Company of Your becoming eligible for such coverage, (iii) amounts paid by the Company will be taxable to the extent required to avoid adverse consequences to You or the Company under either Code §105(h) or the Patient Protection and Affordable Care Act of 2010 and (iv) if the conditions of Section 5 have not been met upon the date(s) that any reimbursement is or reimbursements are due pursuant to this Section 4(d)(B), such reimbursement(s) will not be made until the conditions of Section 5 have been met, and any such withheld reimbursement(s) will instead be made, subject to Section 22, on the first payroll date following the effective date of the Separation & Release Agreement;

(C) pay you Your annual bonus for the year prior to the year of termination, if not yet paid (for the 2026 bonus, the amount of $1,053,000) at the time such bonuses are paid to executive officers of the Company.

(e) Treatment of Equity Grants and Awards. For the avoidance of doubt, upon your termination for any reason, the treatment of any equity or equity-like grants or awards to you by the Company or any of the Company’s affiliates shall be determined in accordance with the terms and conditions of such grant or award and any applicable plan.

5. Release Obligations; No Other Severance. The Company’s obligation to pay You the separation payments set forth in Section 4(d) and Section 4(e) (excluding, in either case, Your Accrued Rights due through the date of termination) shall be conditioned upon Your execution and non-revocation, within the timeframe specified by the Company (but no later than fifty two (52) days following Your date of termination), and compliance with, a valid and binding separation and release agreement (the “Separation & Release Agreement”) in the form attached hereto as Exhibit B, acknowledging that amendments will be made to the Separation & Release Agreement only insofar as to comply with the applicable state and local laws wherein You reside at the end of the Term. You hereby acknowledge and agree that, other than the severance payments and benefits described in this Agreement, upon the effective date of the termination of Your employment, You shall not be entitled to any other severance payments or benefits of any kind under any Company benefit plan, severance policy generally available to its or their employees or otherwise and all of Your other rights to compensation shall end as of such date, except as set forth in this Agreement.

6. Section 280G. Notwithstanding anything to the contrary in this Agreement, in the event that Section 280G of the Code applies to You, You expressly agree that if the payments and benefits provided for in this Agreement or any other payments and benefits which You have the right to receive from the Company and its affiliates (collectively, the “Payments”), would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the Payments shall be either (i) reduced (but not below zero) so that the present value of the Payments will be one dollar ($1.00) less than three times Your “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of the Payments received by You shall be subject to the excise tax imposed by Section 4999 of the Code or (ii) paid in full, whichever produces the better net after-tax result to You. The reduction of Payments, if any, shall be made by reducing first any Payments that are exempt from Section 409A and then reducing any Payments subject to Section 409A in the reverse order in which such Payments would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time). The determination as to whether any such reduction in the Payments is necessary shall be made by the Compensation Committee or its designee in good faith, which determination will be conclusive and binding upon You and the Company for all purposes. In making such determination, the Compensation Committee or its designee shall engage the services of nationally recognized accounting or legal advisors, and may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code (including but not limited to Sections 280G and 4999). If a reduced Payment is made or provided and, through error or otherwise, that Payment, when aggregated with other payments and benefits from the Company (or its affiliates) used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Your base amount, then You shall repay such excess to the Company within thirty (30) days of the Company’s notice to you.

7. Withholding. All payments made pursuant to this Agreement will be subject to applicable withholdings, including such federal, state, and local income and payroll taxes as the Company determines in good faith are required to be withheld pursuant to applicable law.

8. Definitions.

(a) “Cause” means (i) the indictment or conviction of, or plea of “guilty” or “no contest” to, a felony or a crime involving moral turpitude (excluding a traffic violation not involving any period of incarceration) or the commission of any other act or omission involving dishonesty or fraud by You or at Your direction with respect to, and materially and adversely affecting the business affairs of, the Company or any of its subsidiaries, (ii) conduct bringing the Company or any of its subsidiaries into substantial public disgrace or disrepute that causes substantial injury to the business, reputation and/or operations of the Company or such subsidiaries, (iii) substantial and repeated failure or refusal to perform duties of the office held by You as reasonably directed by the Company (other than any such failure resulting from Your incapacity due to death, disability, injury or illness), and such failure is not cured in all material respects within thirty (30) days after You receive written notice thereof from the Company that specifically identifies the manner in which it believes You have not substantially performed Your duties, (iv) gross negligence or willful misconduct with respect to the Company or any of its subsidiaries that causes substantial injury to the business, reputation and/or operations of the Company or such subsidiaries, or (v) any material breach of (A) any material written policy of the Company or its subsidiaries which is applicable to You and provided to You, (B) this Agreement or (C) the Restrictive Covenant Agreement (defined below), and such material breach is not cured in all material respects within thirty (30) days after You receive written notice thereof from the Company that specifically identifies the manner in which it believes You have committed such breach. For purposes of this provision, (i) no act or failure to act on Your part shall be considered “willful” unless it is done, or omitted to be done, by You in bad faith or without reasonable belief that Your action or omission was in the best interests of the Company, and (ii) a mere failure to achieve a financial outcome or target shall not, by itself, constitute Cause. Any act or failure to act based upon authority given pursuant to a resolution duly adopted by the Board, or based upon advice of counsel for the Company, shall be conclusively presumed to be done, or omitted to be done, by You in good faith and in the best interests of the Company. If, within thirty (30) days subsequent to Your termination for any reason, it is discovered upon reasonable inquiry that Your employment could have been terminated for Cause, as determined by the Board, in its good faith, Your employment will be deemed to have been terminated for Cause for all purposes under this Agreement, You will be required to disgorge to the Company all amounts received by You pursuant to this Agreement on account of such termination that would not have been payable to You had such termination been by the Company for Cause, and the Company will be released from any further obligation to provide any You with any separation payments or benefits of any kind.

(b) “Change in Control” of the Company shall be deemed to have occurred under the following circumstances:

(1) Change in Ownership of the Company. After the date of execution of this Agreement, a change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), (A) acquires ownership of the shares of the Company that, together with the shares held by such Person, constitutes more than fifty percent (50%) of the total voting power of the shares of the Company (an “Acquisition”), or (B) ceases to own shares of the Company that, together with the shares held by such Person, constitute more than fifty percent (50%) of the total voting power of the shares of the Company; provided, however, that for purposes of this subsection, the acquisition of additional shares by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the shares of the Company will not be considered an Acquisition; provided, further, that any change in the ownership of the shares of the Company as a result of a private financing of the Company that is approved by the Board also will not be considered an Acquisition. Further, if the shareholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting shares immediately prior to the change in ownership, direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the shares of the Company or of the ultimate parent entity of the Company, such event shall not be considered an Acquisition under this Section 8(b)(1). For this purpose, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations, investment funds or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities;

(2) Change in Effective Control of the Company. If the Company has a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, a change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be deemed to be a director who has been endorsed by a majority of the members of the Board. For purposes of this Section 8(b)(2), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered an Acquisition;

(3) Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (b)(3), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s shareholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s shares, an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding shares of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (b)(3). For purposes of this Section 8(b)(3), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets; provided, that with respect to any nonqualified deferred compensation that becomes payable on account of the Change in Control, the transaction or event described in clause (1), (2) or (3) also constitutes a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5) if required in order for the payment not to violate Section 409A of the Code.

For purposes of this Section 8(b), persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of shares, or similar business transaction with the Company.

Further and for the avoidance of doubt, the following transactions will not constitute an Acquisition: (i) a transaction if its sole purpose is to change the jurisdiction of the Company’s incorporation; (ii) a transaction if its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction; or (iii) any disposition of securities in the Company by Accelerant Holdings LP or any affiliates thereof or affiliated funds pursuant to an IPO or any secondary offering of the Company’s equity.

In addition, a “Person,” as used in this Section 8(b), shall not include (w) the Company or any of its affiliates; (x) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries; (y) an underwriter temporarily holding securities pursuant to an offering of such securities; or (z) a corporation and/or a company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Good Reason” shall exist if (i) the Company, without Your prior written consent (a) materially reduces Your title, authority, duties, or responsibilities from those applicable to You as of the Effective Date (including, following a Change in Control, any failure of the parent corporation of any controlled group of corporations that includes the Company, if the Company is not such parent corporation, to offer You a position with such parent corporation or a subsidiary thereof involving the same or substantially equivalent title, authority, duties and responsibilities as Your then-current position with the Company, as applicable), (b) requires that You relocate Your principal place of employment to a location that is not Your current home office as of the date of Your Good Reason notice described below, (c) materially breaches this Agreement or any other material written agreement between You and the Company or its affiliates or (d) materially reduces Your Base Compensation or target annual cash bonus, with materiality deemed to be a more than 5% change (excluding, prior to a Change in Control only, any reduction effected as part of an across-the-board reduction in base salaries and target annual bonuses of all Company executive officers so long as the percentage reduction in Your Base Compensation and target annual cash bonus is not greater than the percentage reduction applicable to other executive officers, for the same period as the reduction in other executive officer’s reduction in salary and target annual cash bonus and, in the event such reduction is later mitigated for other executive officers, Your Base Compensation and target annual cash bonus is then increased by the same percentage applicable to other executive officers); (ii) You provide written notice to the Company of such action within ninety (90) days of date on which You become aware of the occurrence thereof and provide the Company with thirty (30) days to remedy such action from the notice date (the “Cure Period”); (iii) the Company fails to remedy in all respects such action within the Cure Period; and (iv) You elect to resign within thirty (30) days of the expiration of the Cure Period.

(e) “Section 409A” means Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect.

9. Entire Agreement. This Agreement, the Restrictive Covenant Agreement and any equity compensation agreement granting equity compensation to You prior to or following the Effective Date constitute the entire agreement between the Parties concerning the subject matter of this Agreement and supersedes any prior communications, agreements or understandings, whether oral or written, between You and the Company relating to the subject matter of this Agreement. Other than the terms of this Agreement, no other representation, promise or agreement has been made with You to cause You to sign this Agreement.

10. Restrictive Covenant Agreement. By execution of this Agreement, the Parties acknowledge the validity and effectiveness of the Restrictive Covenant Agreement entered into by You with the Company (the “Restrictive Covenant Agreement”). Notwithstanding anything in this Agreement or any other agreement to the contrary, You understand that nothing contained in this Agreement or any other agreement limits Your ability to report possible violations of law or regulation or to file a charge or complaint with the Securities and Exchange Commission, the Equal

Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Department of Justice, the Congress, any Inspector General, or any other federal, state, or local governmental agency or commission or regulatory authority (collectively, “Government Agencies”). You further understand that neither this Agreement nor any other Agreement limits Your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. Furthermore (i) You shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (x) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (ii) if You file a lawsuit for retaliation by the Company for reporting a suspected violation of law, You may disclose a trade secret to Your attorney and use the trade secret information in the court proceeding, if You file any document containing the trade secret under seal and do not disclose the trade secret except pursuant to court order.

11. Governing Law, Jurisdiction and Venue. The laws of the State of Delaware will govern this Agreement. If Delaware’s conflict of law rules would apply another state’s or territory’s laws, the Parties agree that Delaware law will still govern. You agree that any claim arising out of or relating to this Agreement will be brought exclusively in a state or federal court of competent jurisdiction in Delaware. You consent to the personal jurisdiction of the state and/or federal courts located in Delaware. You waive (i) any objection to jurisdiction or venue, or (ii) any defense claiming lack of jurisdiction or improper venue, in any action brought in such courts.

12. Waiver. The Company’s failure to enforce any provision of this Agreement will not act as a waiver of that or any other provision. The Company’s waiver of any breach of this Agreement will not act as a waiver of any other breach.

13. Severability. The provisions of this Agreement are severable. If any provision is determined to be invalid, illegal, or unenforceable, in whole or in part, the remaining provisions and any partially enforceable provisions will remain in full force and effect.

14. Amendments. This Agreement may not be amended or modified except in writing signed by the Company and You.

15. Successors and Assigns. This Agreement will be assignable to, and will inure to the benefit of, the Company’s successors and assigns, including, without limitation, successors through merger, name change, consolidation, or sale of a majority of the Company’s shares or assets, as applicable, and will be binding upon You and Your heirs and assigns. You may not assign, delegate or otherwise transfer any of Your rights, interests or obligations in this Agreement without the prior written approval of the Company.

16. Survival. Sections 4, 5, and 7 through 22, and such other provisions hereof as may so indicate shall survive and continue in full force and effect in accordance with their respective terms, notwithstanding any termination of the Term.

17. Notices. Any notice provided for in this Agreement must be in writing and will be deemed validly given (i) on the date it is actually delivered by personal delivery of such notice, (ii) one (1) business day after its deposit in the custody of Federal Express or other reputable courier service regularly providing evidence of delivery (with next business day delivery charges paid by the Party sending the notice), (iii) three (3) business days after its deposit in the custody of the U.S. mail, certified or registered postage prepaid, return receipt requested, or (iv) one (1) business day after transmission by facsimile or a PDF or similar attachment to an email, provided that such facsimile or email attachment shall be followed within one (1) business day by delivery of such notice pursuant to clause (i), (ii) or (iii) above. Any such notice to a Party shall be addressed at the address set forth below (subject to the right of a Party to designate a different address for itself by notice similarly given):

If to the Company:

Accelerant Holdings

c/o Accelerant Re (Cayman) Ltd.

Unit 106, Windward 3, Regatta Office Park,

West Bay Road, Grand Cayman

Attention: Chair of the Compensation Committee

If to You:

At the most recent address on file with the Company

18. Indemnification. While serving as an executive officer of the Company, the Company agrees that it shall indemnify You and provide You with Directors & Officers liability insurance coverage to the same extent that it indemnifies and/or provides such insurance coverage to Board members and other most senior executive officers of the Company.

19. No Conflict. You represent and warrant that You are not bound by any employment contract, restrictive covenant, or other restriction preventing You from carrying out Your responsibilities for the Company, or which is in any way inconsistent with the terms of this Agreement. You further represent and warrant that You shall not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

20. Clawbacks. The payments to You pursuant to this Agreement are subject to forfeiture or recovery by the Company, or other action pursuant to any clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy or provision that the Company has included in any of its existing compensation programs or plans or that it is required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.

21. Company Policies. You shall be subject to additional Company policies as they may exist from time-to-time, including policies regarding trading of securities.

22. Section 409A. The Parties intend that this Agreement and the payments made hereunder will be exempt from, or if not so exempt, comply with, the requirements of Section 409A in the event that Section 409A applies to You, and shall be interpreted and construed consistently with such intent. Without limiting the foregoing, the separation payments and benefits to You pursuant to Section 4(d) and Section 4(e) this Agreement are intended to be exempt from Section 409A to the maximum extent possible, as short-term deferrals pursuant to Treasury Regulation §1.409A-1(b)(4) or payments made pursuant to a separation pay plan pursuant to Treasury Regulation §1.409A-1(b)(9). Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate and distinct payment for purposes of Section 409A. To the extent any amounts under this Agreement are payable by reference to Your “termination of employment,” such term and similar terms shall be deemed to refer to Your “separation from service,” within the meaning of Section 409A (after giving effect to the presumptions contained therein) with respect to any payments that are subject to Section 409A. Notwithstanding any other provision in this Agreement, to the extent any payments made or contemplated hereunder constitute nonqualified deferred compensation within the meaning of Section 409A, then (i) each such payment which is conditioned upon Your execution of a release and which is to be paid or provided during a designated period that begins in one taxable year and ends in a second taxable year, shall be paid or provided in the later of the two taxable years and (ii) if You are a specified employee (within the meaning of Section 409A) as of the date of Your separation from service, each such payment that is payable upon Your separation from service and would have been paid prior to the six-month anniversary of Your separation from service, shall be delayed until the earlier to occur of (A) the first day of the seventh month following Your separation from service or (B) the date of Your death. You hereby agree to be bound by the Company’s determination of its “specified employees” (as such term is defined in Section 409A) provided such determination is in accordance with any of the methods permitted under the regulations issued under Section 409A. Any reimbursement payable to You pursuant to this Agreement shall be conditioned on the submission by You of all expense reports reasonably required by the Company under any applicable expense reimbursement policy, and shall be paid to You within 30 days following receipt of such expense reports, but in no event later than the last day of the calendar year following the calendar year in which You incurred the reimbursable expense. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit. To the extent that any amount payable hereunder is deemed to be a substitute for a payment provided under another agreement with You, then the amount payable hereunder shall be paid at the same time and in the same form as such substituted payment to the extent required to comply with Section 409A. In the event the terms of this Agreement would subject You to taxes or penalties under Section 409A (“409A Penalties”), the Company and You shall cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible and in a manner that maximizes the original intent of the Parties.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

Accelerant Holdings

By:	/s/ Jeff Radke
Name: Jeff Radke
Title: CEO

/s/ Linda S. Huber
Linda S. Huber

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